News Release

FOR RELEASE:	CONTACT:
Date October 18, 2017	Gerry Gould, VP-Investor Relations
Time 8:00 am Eastern	(781) 356-9402
gerry.gould@haemonetics.com

Robert E. Abernathy Joins Haemonetics Board of Directors

Braintree, MA, October 18, 2017 – Haemonetics Corporation (NYSE:HAE) announced the election of Robert E. Abernathy, a seasoned healthcare executive, to its Board of Directors. Mr. Abernathy has led major medical businesses in North America and Europe with Halyard Health, Inc.

Richard J. Meelia, Chairman of Haemonetics’ Board of Directors commented: “Robert Abernathy brings us extensive experience in the healthcare industry and in international operations, with in-depth knowledge of the needs of healthcare providers and patients. We welcome him and look forward to his contribution to our Company’s success.”

Mr. Abernathy served as Chairman of the Board of Directors and Chief Executive Officer of Halyard Health, Inc., a Kimberly-Clark Corporation spinoff medical technology company specializing in important patient health care needs. Over 35 previous years, his positions of increasing responsibility included President of Kimberly-Clark’s Global Health Care business; Group President, Developing & Emerging Markets; Managing Director, Kimberly-Clark Australia and President, North Atlantic Consumer Products.

Mr. Abernathy previously served on the Board of Directors of The Advanced Medical Technology Association (AdvaMed). He earned a Bachelor of Science degree in chemistry from the University of Alabama and a Master’s of Science degree in paper chemistry from the Institute of Paper Chemistry at Lawrence University.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for our customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

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